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                                                EXHIBIT 12.1

                  RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands)

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                                    Period from
                                     July 28,
                                       1993
                                    (inception)                      Nine months
                                      through        Year ended         ended
                                     December 31,   December 31,    September 30,
                                                 ------------------
                                       1993        1994      1995       1996
                                    -----------  --------  --------  -----------
RATIO OF EARNINGS TO FIXED CHARGES

  Earnings:
     Loss before income taxes             $(30)  $(1,432)  $(8,955)     $(4,466)
     Add:  Fixed charges, net               64     1,159     8,098        6,067
                                    -----------  --------  --------  -----------
           Income (loss) before
            income taxes and
            fixed charges, net             $34   $  (273)  $  (857)     $ 1,601
                                    -----------  --------  --------  -----------
Fixed Charges:
     Interest expense                      $63   $ 1,064   $ 6,332      $ 2,896
     Capitalized interest                            110       880          937
     Amortization of capitalized                                              4
          interest
     Amortization of debt expense            1        39     1,450          207
     Interest factor of rent                          56       316        2,960
          expense
                                    -----------  --------  --------  -----------
          Total fixed charges              $64   $ 1,269   $ 8,978      $ 7,004
                                    -----------  --------  --------  -----------
Ratio of earnings to fixed charges          0.5     (0.2)     (0.1)         0.2

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     (1)  For the period from July 28, 1993 (inception) through December 31,
          1993, fiscal years ended December 31, 1994, 1995 and the nine months ended September 30, 1996, fixed charges exceeded earnings by $30,000, $1.5 million, $9.8 million and $5.4 million, respectively.